Exhibit 99.1
For immediate release
For more information, contact:
Media, Janice Aston White, 713-307-8780
Investors, Rusty Fisher, 713-307-8770
Endeavour announces
2007 third quarter results
Houston, TX – November 5, 2007 – Endeavour International Corporation (AMEX:END) today reported third quarter 2007 revenues of $47.2 million as compared to $31.6 million during the second quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) were up 64 percent sequentially to $33.9 million in the third quarter of 2007 from $20.7 million in the second quarter. Discretionary cash flow was $27.2 million in the third quarter compared to $17.8 million last quarter.
Financial results for the first nine months of 2007 reflected revenues of $121.6 million as compared to $22.8 million for the same period of 2006. EBITDA increased from a negative $1.1 million in the nine months in 2006 to $92.3 million in the nine months of 2007. Discretionary cash flow was $79.4 million in the first nine months as compared to $1.3 million for the same period in 2006.
“In the third quarter, our assets continued to generate strong cash flow from production of 9,700 barrels of oil equivalent per day,” said William L. Transier, chairman, chief executive officer and president. “During the first three quarters, we have decreased our debt by $40 million while spending $63 million on development of our producing assets and exploration projects. Importantly, our executive team is completely in place with the addition of two highly experienced professionals during the quarter. We now have the team, the base of operations and the opportunity to grow our company to the next level.”
On a GAAP basis, the company reported a net loss to common stockholders for the 2007 third quarter of $11.7 million or $0.09 per diluted share as compared to income of $15.2 million or $0.17 per diluted share for the same quarter in 2006. Net loss for the third quarter 2007 would have been $0.6 million or breakeven per share without the effect of derivative transactions and currency impacts on balance sheet items.
Significant events for the second half of the year include:
•	Addition of two new members to executive team – In October, John G. Williams was named executive vice president of exploration and J. Michael Kirksey was appointed executive vice president and chief financial officer.

•	Strong production volumes – Oil and gas sales for the quarter averaged 9,700 barrels of oil equivalent per day, higher than the second quarter average of 7,800 barrels of oil equivalent per day.

•	Appraisal of Columbus discovery – Appraisal operations continue on Block 23/16f in the United Kingdom sector of the Central North Sea. The well is located approximately three kilometers north of the discovery well that was drilled in late 2006.

•	Continued drilling in the Norwegian North Sea – Extension drilling activities are underway on an appraisal and future producing well in the Njord Northwest flank discovered in 2000 adjacent to the Njord field.

•	Approval of the realignment of interests in two Norwegian blocks – Endeavour assumed operatorship of PL 270 during the quarter. The company now serves as operator and holds a 65 percent working interest in PL 270 and PL 246 encompassing Block 35/3 on the Norwegian Continental Shelf. As operator, the company intends to accelerate the exploration and development of the Agat natural gas discoveries and pursue other exploration prospects in these two blocks.

•	Participation in the Norwegian APA 2007 Licensing Round – Endeavour for the third year in a row submitted applications for the offshore licensing round conducted by the Norwegian Ministry of Petroleum and Energy. Industry participation was very high and awards are expected in early 2008.
Guidance on Year 2007 Estimates Remains Unchanged
The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2007, in which Endeavour expects production of 9,000 – 9,400 BOEPD for the year. This reflects the full year impact of the acquisition of United Kingdom producing assets at the end of 2006 and sales of production from the Enoch field. Gas production is expected to represent 40 percent of total production. For the nine months ending September 30, 2007 production averaged 9,200 BOEPD.
Estimated Average Production (A)

Daily Production (boepd)	9,000 to 9,400

Differentials (B)
Oil ($/bbl)	$(4.25)
Gas ($/mcf)	$(0.30)

Gas Percentage of Total	40%
Lease operating expense (per barrel)	$12-13
(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.
Earnings Conference Call Tomorrow, Tuesday, November 6, 2007 at 10:00 A.M. EST (9:00 A.M. CST)
Endeavour will host an analyst conference call and web cast tomorrow to discuss 2007 third quarter results and update operational plans for the rest of the year at 10:00 a.m. Eastern Standard Time. To participate and ask questions during the conference call, dial 1-888-220-8450 (U.S., toll-free) or 913-981-5552 (international) pass code: 1786437. To listen only to the live audio web cast via the Internet access Endeavour’s internet home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. EST November 6 through 12:00 p.m. EST on November 16, by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 1786437.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations. The company cautions that undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.
Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s 2006 annual report on Form 10-K filed on March 15, 2007. These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30, 2007	December 31, 2006

Assets

Current Assets:
Cash and cash equivalents	$15,757	$39,814
Restricted cash	22,000	1,867
Accounts receivable	22,431	61,104
Prepaid expenses and other current assets	42,711	25,783

Total Current Assets	102,899	128,568

Property and Equipment, Net	336,212	319,315
Goodwill	291,752	291,752
Other Assets	18,150	34,835

Total Assets	$749,013	$774,470

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$22,229	$36,928
Current maturities of debt	—	2,410
Accrued expenses and other	38,428	41,799

Total Current Liabilities	60,657	81,137

Long-Term Debt	266,250	303,840
Deferred Taxes	146,375	115,155
Other Liabilities	53,913	32,510

Total Liabilities	527,195	532,642

Commitments and Contingencies

Series C Convertible Preferred Stock	124,613	125,000

Stockholders’ Equity	97,205	116,828

Total Liabilities and Stockholders’ Equity	$749,013	$774,470

Endeavour International Corporation
Comparative Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenues	$47,169	$6,726	$121,580	$22,847

Cost of Operations:
Operating expenses	9,546	2,556	29,984	7,712
Depreciation, depletion and amortization	21,728	3,374	56,189	7,901
Impairment of oil and gas properties	—	—	—	849
General and administrative	4,096	5,447	14,623	16,196

Total Expenses	35,370	11,377	100,796	32,658

Income (Loss) From Operations	11,799	(4,651)	20,784	(9,811)

Other Income (Expense):
Commodity derivatives:
Realized gains	341	—	15,356	—
Unrealized gains (losses)	(13,032)	20,453	(41,340)	17,151
Interest income	552	435	1,738	1,604
Interest expense	(4,676)	(1,041)	(13,604)	(3,384)
Other	(1,430)	621	(3,310)	(158)

Total Other Income (Expense)	(18,245)	20,468	(41,160)	15,213

Income (Loss) Before Income Taxes	(6,446)	15,817	(20,376)	5,402
Income Tax Expense	2,395	553	1,812	7,386

Net Income (Loss)	(8,841)	15,264	(22,188)	(1,984)
Preferred Stock Dividends	2,840	39	8,529	118

Net Income (Loss) to Common Stockholders	$(11,681)	$15,225	$(30,717)	$(2,102)

Net Income (Loss) Per Common Share:
Basic	$(0.09)	$0.19	$(0.25)	$(0.03)

Diluted	$(0.09)	$0.17	$(0.25)	$(0.03)

Weighted Average Number of Common Shares Outstanding:
Basic	123,649	80,647	121,981	79,722

Diluted	123,649	97,033	121,981	79,722

Endeavour International Corporation
Comparative Condensed Consolidated Statement of Cash Flows
(Amounts in thousands)

	Nine Months Ended September 30,
	2007	2006

Cash Flows from Operating Activities:
Net loss	$(22,188)	$(1,984)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	56,189	7,901
Impairment of oil and gas properties	—	849
Deferred tax expense (benefit)	(1,414)	2,016
Unrealized (gain) loss on commodity derivatives	41,340	(17,151)
Amortization of non-cash compensation	3,973	9,179
Amortization of loan costs	1,275	402
Other	187	101
Changes in assets and liabilities:	15,827	(10,710)

Net Cash Provided by (Used in) Operating Activities	95,189	(9,397)

Cash Flows From Investing Activities:
Capital expenditures	(63,325)	(30,520)
Acquisitions, net of cash acquired	—	(11,637)
(Increase) decrease in restricted cash	(20,133)	3,650

Net Cash Used in Investing Activities	(83,458)	(38,507)

Cash Flows From Financing Activities:
Net repayments of borrowings	(40,000)	—
Proceeds from warrant and stock option exercises	—	3,210
Other	(157)	—

Net Cash Provided by (Used in) Financing Activities	(40,157)	3,210

Net Decrease in Cash and Cash Equivalents	(28,426)	(44,694)
Effect of Foreign Currency Changes on Cash	4,369	1,110
Cash and Cash Equivalents, Beginning of Period	39,814	76,127

Cash and Cash Equivalents, End of Period	$15,757	$32,543

Endeavour International Corporation
Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Production:
Oil and condensate sales (Mbbl):
United Kingdom	361	—	982	—
Norway	136	116	391	389

Total	497	116	1,373	389

Gas sales (MMcf):
United Kingdom	2,306	—	6,657	—
Norway	72	50	181	143

Total	2,378	50	6,838	143

Total sales (MBOE):
United Kingdom	745	—	2,092	—
Norway	148	124	421	413

Total	893	124	2,513	413

BOE per day	9,713	1,353	9,205	1,512

Realized Prices:
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$70.17	$69.24	$62.55	$66.56
Effect of commodity derivatives	$(3.24)	$(14.21)	$1.18	$(11.14)

Realized prices including commodity derivatives	$66.93	$55.03	$63.73	$55.42

Gas price ($ per Mcf):
Before commodity derivatives	$5.16	$6.67	$5.22	$9.04
Effect of commodity derivatives	$0.82	$—	$2.01	$—

Realized prices including commodity derivatives	$5.98	$6.67	$7.23	$9.04

Equivalent oil price ($ per BOE):
Before commodity derivatives	$52.79	$67.27	$48.38	$65.85
Effect of commodity derivatives	$0.38	$(13.25)	$6.11	$(10.50)

Realized prices including commodity derivatives	$53.17	$54.02	$54.49	$55.35

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income as adjusted, EBITDA and discretionary cash flow. The company uses these non-GAAP measures as key metrics for the management of the company and to demonstrate the company’s ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(in millions, except per share)	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2007	2006

Net income to common shareholders, as reported	$(11.7)	$(13.0)	$(30.7)	$(2.1)
Unrealized (gains) losses on derivatives (net of 50% tax)	6.5	6.3	20.7	(8.6)
Currency impact of deferred taxes	3.5	3.2	7.9	0.8
Currency impact on other items	1.3	1.1	2.8	(0.3)
Tax impact	(0.2)	(3.0)	(3.4)	—

Net income as adjusted	(0.6)	(5.4)	(2.7)	(10.2)

Net interest expense	4.1	3.6	11.9	1.8
Depreciation, depletion and amortization	21.7	15.2	56.2	7.9
Impairment of oil and gas properties	—	—	—	0.8
Income tax expense, adjusted for tax impact above	5.7	4.3	17.9	(2.0)
Preferred stock dividends	2.8	2.8	8.5	0.1
Other expense	0.2	0.2	0.5	0.5

EBITDA	$33.9	$20.7	$92.3	$(1.1)

Weighted average number of common shares outstanding — basic	123.6	123.7	122.0	79.7

Earnings per share, as adjusted	$(0.00)	$(0.04)	$(0.02)	$(0.13)

Net loss	$(8.8)	$(10.2)	$(22.2)	$(2.0)

Depreciation, depletion and amortization	21.7	15.2	56.2	7.9
Impairment of oil and gas properties	—	—	—	0.8
Deferred tax expense (benefit)	(0.5)	(1.2)	(1.4)	2.0
Unrealized (gain) loss on commodity derivatives	13.0	12.6	41.3	(17.2)
Amortization of non-cash compensation	1.2	0.9	4.0	9.2
Amortization of loan costs	0.4	0.4	1.3	0.4
Other	0.2	0.1	0.2	0.2

Discretionary cash flow	$27.2	$17.8	$79.4	$1.3